Exhibit 99.1

Tronox Appoints Ginger Jones to Board of Directors

STAMFORD, Conn., April 9, 2018 /PRNewswire/ -- Tronox Limited (NYSE: TROX) (“Tronox” or the “Company”), a global mining and inorganic chemicals company, today announced it has appointed Ginger M. Jones as a new Class A Director of the Company. She will serve as a member of the audit committee.

“Ginger’s experience, particularly her successes within global manufacturing companies, makes her a valuable addition to our board as we continue to navigate through opportunities for growth and expansion,” said Ilan Kaufthal, non-executive chairman of the board of directors for Tronox. “We also value the knowledge, experience and financial acumen she brings to our audit committee.”

Jones has announced that she will retire from Cooper Tire & Rubber Company (NYSE: CTB), where she is senior vice president and chief financial officer, later this year. In addition to her responsibilities as CFO, she is responsible for Cooper’s business information systems and corporate strategic planning. Prior to joining Cooper, Jones served as CFO of Plexus Corp., and vice president and corporate controller of Banta Corporation. Earlier in her career, she held various finance and accounting positions for the Drive Logic Division of CCC Information Services Group, Inc.; Choice Parts, LLC, a joint venture between ADP and The Reynolds and Reynolds Company; The Reynolds and Reynolds Company, O-Cedar Brands, Inc., and Deloitte & Touche.

Jones holds a Master of Business Administration from The Ohio State University and a bachelor’s degree in accounting from the University of Utah. She is a certified public accountant. Jones is a member of the board of directors of Libbey Inc., and currently serves on the compensation committee and as chair of the audit committee.

Jones replaces Timothy Carlson, senior vice president and chief financial officer of Tronox, who temporarily filled the Class A Director vacancy created by the untimely passing of Chairman and Chief Executive Officer Thomas Casey.

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About Tronox

Tronox Limited is a vertically integrated mining and inorganic chemical business. The company mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper, and other everyday products. For more information, visit tronox.com.

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